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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.9

RESTATED AND AMENDED
LICENSE AGREEMENT
(BWH #A5288)

        Effective as of January 1, 1999 ("Effective Date"), The Brigham and Women's Hospital, Inc., a Massachusetts non-profit organization having a business address at 75 Francis Street, Boston, MA 02115 ("BWH") and Corgentech Inc., a Delaware corporation having a primary place of business at Suite 460, 601 Gateway Boulevard, South San Francisco, California 94080, ("LICENSEE"), agree as follows:

        1.    BACKGROUND

        1.1    BWH has an assignment of an invention, as hereinafter defined, entitled THERAPEUTIC USE OF CIS-ELEMENT DECOYS IN VIVO from Dr. Victor Dzau ("Invention") and the Licensed Patent(s), as hereinafter defined, which may issue to such Invention.

        1.2    BWH desires to have the Invention perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

        1.3    LICENSEE desires a license under Licensed Patent(s) to develop, manufacture, use, and sell Licensed Product(s) in the field of use of all therapeutic and preventative applications.

        1.4    The Parties now wish to amend, restate and replace the License Agreement effective January 1, 1999 (BWH#2703) as twice amended, with the terms and conditions of this Restated and Amended License Agreement (BWH#5288).

        2.    DEFINITIONS

        2.1    "Licensed Patent(s)" means U.S. Patent Application Number 08/144,717 (now abandoned), 08/524,206 and European Application Number 95900450.8, any divisions, continuations, or continuations-in-part of the foregoing applications (except that continuations-in-part shall be included only to the extent they claim subject matter disclosed in the foregoing applications); any patents issuing from the foregoing applications; any extensions, reexaminations or reissues of such patents; and all foreign equivalents of the foregoing patent applications and patents.

        2.2    "License Product(s)" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

          (a)   Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

          (b)   Is covered by any claim being prosecuted in a pending application directed to the Invention(s); or

          (c)   Is supported by the Product Data Package.

        2.3    "Net Sales" means the gross revenue derived by LICENSEE and/or sublicensee(s) from Licensed Product(s), whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by LICENSEE or sublicensee(s), are included in such gross revenue, and are separately billed:

          (a)   Import, export, excise and sales taxes, and custom duties;

          (b)   Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

          (c)   Costs of installation at the place of use;

          (d)   Credit for returns, allowances, or trades; and

          (e)   Rebates or discounts actually paid to, credited to or mandated by any governmental agency (or branch thereof) or any third party payor.

        2.4    "Licensed Field of Use" means all therapeutic and prophylactic applications.

        2.5    "Licensed Territory" means worldwide.

        2.6    "Exclusive" means that, subject to Article 4, BWH shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

        2.7    "Product Data Package" means the following information and data directly related to the Licensed Product in the tangible possession or control of BWH as of the Effective Date: (a) the regulatory documents for the Phase I/II investigating E2F Decoy for patients undergoing infrainguinal arterial bypass grafts (PREVENT trial), and (b) clinical protocols, data, and reports regarding such trial.

        3.    GRANT

        3.1    BWH hereby grants and LICENSEE hereby accepts a license to the Licensed Patents and Product Data Package in the Licensed Field of Use to make, have made, use, sell, offer for sale and import Licensed Product(s) in the Licensed Territory.

        3.2    Said license is Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term commencing as of January 1, 1999 and ending upon the expiration of the last to expire of Licensed Patents.

        3.3    BWH shall have the right to practice the Invention(s) for its own bona fide research, including sponsored research and collaborations. BWH shall have the right to publish any information included in Licensed Patent(s).

        3.4    Dr. Dzau and BWH agree to transfer the regulatory documents for the Product Data Package to Corgentech. Corgentech may use Product Data Package for its commercial purposes.

        4.    GOVERNMENT RIGHTS

        This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be "manufactured substantially in the United States," and LICENSEE agrees to take all reasonable action necessary on its part as LICENSEE to enable BWH to satisfy its obligation thereunder, relating to Invention(s).

        5.    DILIGENCE

        5.1    As an inducement to BWH to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). Unless LICENSEE has initiated Phase III Clinical Trials prior to June 1, 2002, LICENSEE agrees that BWH may terminate this Agreement. BWH may terminate this Agreement if LICENSEE or a sublicensee(s) has not sold Licensed Product(s) for any period of one (1) year after initial sale of Licensed Product(s).

        5.2    Progress Report—On or before September 1 of each year until LICENSEE markets a Licensed Product(s), LICENSEE shall make a written annual report to BWH covering the preceding year ending June 30, regarding the progress of LICENSEE toward commercial use of Licensed Product(s). Such report shall include, as a minimum, information sufficient to enable BWH to satisfy reporting requirements of the U.S. Government and for BWH to ascertain progress by LICENSEE toward meeting the diligence requirements of this Article 5.

        6.    ROYALTIES

        6.1    LICENSEE agrees to pay to BWH a noncreditable, nonrefundable license issue royalty of Fifty Thousand Dollars ($50,000) plus Three Percent (3%) equity upon signing this Agreement. In addition, LICENSEE agrees to pay to BWH thirty-five thousand (35,000) shares of Common Stock in Corgentech Inc. upon the signing of Amendment #1 to this Agreement.

        6.2    Beginning January 1, 2001, and each January 1 thereafter, LICENSEE also shall pay to BWH a yearly royalty of Twenty Thousand Dollars ($20,000). Said yearly royalty payments are nonrefundable, but they are creditable against earned royalties to the extent provided in Paragraph 6.5.

        6.3    In addition, LICENSEE shall pay BWH earned royalties on Net Sales, subject to Paragraph 13.5(b) as follows:

    [*] of Net Sales.

        6.4    In addition, LICENSEE agrees to pay BWH the following non-creditable milestone payments:

          (a)   If Phase III Clinical Trials of the Invention(s) are initiated:

              (i)  Prior to or on December 31, 2000, then a [*] milestone payment is due; or

             (ii)  Subsequent to December 31, 2000, then a [*] milestone payment is due; and

          (b)   [*] is due upon receipt of FDA approval.

        The above milestone payments shall be made to BWH within sixty (60) days after the initiation of the Clinical Trials or receipt of FDA approval, as appropriate.

        6.5    Payments under Paragraph 6.2 of this Agreement shall be an offset to LICENSEE against up to [*] of each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 6.3 until the entire credit is exhausted.

        6.6    If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE shall be obligated to pay royalties hereunder until the latter of:

          (a)   Seven years, if no Licensed Patent(s) issues; or

          (b)   For so long as LICENSEE, by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent(s) of BWH covering said activity. LICENSEE shall be obligated to pay royalties on all Licensed Product(s) that are either sold or produced under the license granted in Article 3, regardless of whether such Licensed Product(s) are produced prior to the Effective Date of this Agreement or sold after the expiration of the Licensed Patent(s).

        6.7    The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter.

Royalty payments to BWH shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due BWH.

        6.8    Within thirty (30) days after receipt of a statement from BWH, LICENSEE shall reimburse for all costs incurred by BWH in connection with the preparation, filing and prosecution of all patent applications and maintenance of patents corresponding to the Invention(s) after the Effective Date. Upon request from BWH, LICENSEE agrees to be directly billed by BWH patent counsel.

        6.9    Subject to Paragraph 6.8, as applicable, LICENSEE may select patent counsel reasonably acceptable to BWH to prosecute and maintain Licensed Patents for the benefit of BWH. BWH and LICENSEE shall be copied simultaneously by the patent counsel on all patent prosecution or maintenance correspondence that concerns Licensed Patents. LICENSEE shall direct such prosecution and BWH will have the opportunity to comment prior to any prosecution or maintenance action involving Licensed Patents. If LICENSEE proposes to abandon any Licensed Patent, or any claim of a Licensed Patent, without the possibility of pursuing the subject matter of the abandoned claim at a later time, it shall first provide thirty (30) days advance written notice of such intent to BWH and, if requested, shall meet with officials of BWH within ten (10) days of such notice to discuss the rationale for proposing to abandon the Licensed Patent or claim. If the parties agree that such Licensed Patent or claim should be abandoned, the matter shall be deemed resolved. If the parties do not agree that such Licensed Patent or claim should be abandoned, then LICENSEE shall either: (1) continue to prosecute the patent application or patent claim, or maintain the patent at issue; or (2) request BWH to assume responsibility for prosecution of such patent application, patent claim in a divisional application, or maintenance of such patent and LICENSEE shall lose rights in the abandoned Licensed Patent or claim, as the case may be.

        7.    ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

        7.1    Quarterly Earned Royalty Payment and Report—Beginning with the first sale of a Licensed Product(s), LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to BWH within thirty (30) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.3 of earned royalty payment due BWH for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due BWH of royalties for the calendar quarter covered by such report. An example of such a report is provided in Exhibit A.

        7.2    LICENSEE also agrees to make a written report to BWH within ninety (90) days after the expiration of the license pursuant to Paragraph 3.2. LICENSEE shall continue to make reports pursuant to the provisions of this Paragraph 7.2 concerning royalties payable in accordance with Article 6 in connection with the sale of Licensed Product(s) after expiration of the license, until such time as all such Licensed Product(s) produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay BWH all applicable royalties.

        7.3    Accounting—LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by BWH from time to time to the extent necessary to verify reports provided for in Paragraphs 7.1 and 7.2. Such examination is to be made by BWH or its designee, at the expense of, except in the event that the results of the audit reveal an underreporting of royalties due of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

        8.    NEGATION OF WARRANTIES

        8.1    Nothing in this Agreement is or shall be construed as:

          (a)   A warranty or representation by BWH as to the validity or scope of any Licensed Patent(s);

          (b)   A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

          (c)   An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12;

          (d)   Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of BWH or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s).

        8.2    Except as expressly set forth herein, BWH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY INVENTION OR PRODUCT CONCEIVED, DISCOVERED, LICENSED OR DEVELOPED UNDER THIS LICENSE AGREEMENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUCH INVENTION OR PRODUCT, OR THAT THE USE OF LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS. BWH SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY LICENSEE, ANY SUBLICENSEE OR ANY OTHERS RESULTING FROM ANY SUCH INVENTION OR PRODUCT.

        9.    INDEMNITY

        9.1    (a)    The LICENSEE shall indemnify, defend and hold harmless BWH and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees") against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

        (b)   LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to BWH to defend against actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

        (c)   Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnities as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in such equal or lesser amount as BWH shall require, naming the Indemnities as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to BWH and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

        (d)   LICENSEE shall provide BWH with written evidence of such insurance upon request of BWH. LICENSEE shall provide BWH with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period BWH shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

        (e)   LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, affiliate or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e) (i) above which in no event shall be less than fifteen (15) years.

        10.    MARKING

        Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

        11.    BWH NAMES AND MARKS

        LICENSEE agrees not to identify BWH or Harvard Medical School in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any BWH or Harvard Medical School faculty member, employee, or student or any trademark, service mark, trade name, or symbol of BWH or Harvard Medical School, or that is associated with any of them, without BWH's prior written consent.

        12.    INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

        12.1    LICENSEE shall promptly inform BWH of any suspected infringement of any Licensed Patent(s) by a third party. During the Exclusive period of this Agreement, BWH and LICENSEE each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:

          (a)   If BWH and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne [*], and any recovery or settlement shall be shared [*]. LICENSEE and BWH shall agree to the manner in which they shall exercise control over such action. BWH may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by BWH;

          (b)   In the absence of agreement to institute a suit jointly, BWH may institute suit, and, at its option, join LICENSEE as a plaintiff. If BWH decides to institute suit, then it shall notify LICENSEE in writing. LICENSEE's failure to notify BWH in writing, within fifteen (15) days after the date of the notice, that it will join in enforcing the patent pursuant to the provisions hereof, shall be and be deemed conclusively to be LICENSEE's assignment to BWH of all rights, causes of action, and damages resulting from any such alleged infringement. BWH shall bear the entire cost of such litigation and shall be entitled to retain [*] of any recovery or settlement; and

          (c)   In the absence of agreement to institute a suit jointly and if BWH notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE may institute suit. LICENSEE shall bear [*] of such litigation, including expenses incurred by BWH. Any recovery in excess of litigation costs will be shared with BWH as follows:

              (i)  Any payment for past sales will be deemed to be Net Sales and LICENSEE will pay BWH royalties thereon at the rates specified in Paragraph 6.3 and;

             (ii)  Any payment which covers future sales will be deemed a sublicense and royalties will be shared as specified in Article 13.

LICENSEE and BWH agree to negotiate in good faith an appropriate compensation to BWH for any non-cash settlement or non-cash cross-license.

        12.2    Should either BWH or LICENSEE commence a suit under the provisions of Paragraph 12.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between BWH and LICENSEE.

        13.    SUBLICENSE(S)

        13.1    LICENSEE may grant sublicense(s) during the Exclusive period, upon BWH's consent which shall not be unreasonably withheld.

        13.2    If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee(s), LICENSEE will, at BWH's request, negotiate in good faith a sublicense(s) hereunder

        13.3    Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

          (a)   Sublicense terms and conditions shall reflect that any sublicensee(s) may grant sublicenses, upon BWH's consent which shall not be unreasonably withheld; and

          (b)   The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement.

        Any such sublicense(s) also shall expressly include the provisions of Articles 7, 8, and 9 for the benefit of BWH and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to BWH or its designee, in the event that this Agreement is terminated.

        13.4    LICENSEE agrees to provide a copy of any sublicense granted pursuant to this Article 13 within 30 days of its execution.

        13.5    (a)    LICENSEE shall pay to BWH—

    1.
    [*] of Sublicensee Revenues received by LICENSEE from a Third Party in consideration for the grant of a sublicense under such rights if such Licensed Product has not yet completed a Phase III trial at the time that the sublicense is granted; or

    2.
    [*] of Sublicensee Revenues received by LICENSEE from a Third Party in consideration for the grant of a sublicense under such rights if such Licensed Product has completed a Phase III trial at the time that the sublicense is granted;

    less milestones payable under Paragraph 6.4.

          (b)   Notwithstanding Paragraph 6.3, if LICENSEE grants a sublicense to Licensed Product and receives Sublicense Revenue in consideration of such sublicense, then LICENSEE shall pay to BWH an earned royalty on Net Sales equal to [*] of Net Sales by LICENSEE and its sublicensees in such sublicense territory.

          (c)   Subject to Paragraph 13.5(b), Sublicensee Revenues shall mean the following payments received by LICENSEE from a Sublicensee in connection with a Sublicense and the Licensed Products for which such Sublicense is granted: (i) up front payments in cash; (ii) research, development or regulatory filing milestones; and (iii) license maintenance fees. It shall not include sharing of, or reimbursement for, research, clinical, registration, commercialization or manufacturing costs.

        13.6    Subject to Paragraphs 13.1, 13.2, 13.3, and 13.4, LICENSEE may grant royalty-free or non-cash sublicenses or cross-licenses provided LICENSEE pays all royalties due BWH from sublicensee's Net Sales.

        13.7    The parties acknowledge that LICENSEE will develop or require access to technologies other than the Licensed Patent Rights and Product Data Package to develop and commercialize Licensed Products, and that it will receive payments from its sublicensees in consideration both for the grant of a sublicense under this Agreement as well as the grant to such sublicensee of other licenses, sublicenses and similar rights by LICENSEE. Accordingly, LICENSEE shall have the right, in calculating amounts due to BWH under Paragraph 13.5(a), to determine in good faith which portion of Sublicense Revenues is attributable to technology covered by the Licensed Patent Rights and the Product Data Package, and which portion is attributable to rights to other third party technologies contributing to products sold. Prior to distributing Sublicense Revenues, LICENSEE shall inform BWH of any apportionment calculation and the reasonable basis for such apportionment calculation. BWH shall have the right to challenge any apportionment, other than as set forth in Paragraph 13.8, that it determines in good faith is unreasonable and BWH shall set forth a reasonable basis for an alternative apportionment. If the parties cannot agree on such apportionment of Sublicensing Revenues, then the dispute shall be resolved as provided in Section 16; except that both parties' costs of such proceeding shall be borne by the party whose proposed allocation is further from that awarded by the arbitration. In no event shall BWH's apportionment of Sublicensing Revenues be reduced to less than [*] under this Paragraph 13.7.

        13.8    In applying the foregoing, the parties agree that as of September 19, 2003, that E2F decoy products are covered primarily by intellectual property rights licensed from each of BWH hereunder and Stanford University pursuant to an agreement between LICENSEE and the Leland Stanford Junior University dated January 1, 1999 (as amended and restated), and that for such products consisting of the compound designated "E2F decoy" and a pressurized nucleotide delivery device substantially similar to that existing as of April 23, 2003, but that contain no other material component, LICENSEE shall designate [*] of Sublicense Revenues of such products by LICENSEE or sublicensees as attributable to Licensed Patents, absent a basis for an alternative apportionment.

        14.    TERMINATION

        14.1    LICENSEE may terminate this Agreement by giving BWH notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

        14.2    BWH may terminate this Agreement if LICENSEE:

          (a)   Is in default in payment of royalty, other payments, or providing of reports;

          (b)   Is in breach of any provision hereof; or

          (c)   Provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by BWH.

        14.3    Surviving any termination or expiration are:

          (a)   LICENSEE's obligation to pay royalties or other payments accrued or accruable;

          (b)   Any cause of action or claim of LICENSEE or BWH, accrued or to accrue, because of any breach or default by the other party; and

          (c)   The provisions of Paragraph 6.6(b), Articles 7, 8, and 9 and any other provisions that by their nature are intended to survive.

        15.    ASSIGNMENT

        This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that LICENSEE may assign any of its rights, duties or obligations hereunder with the prior written consent of BWH, which consent may not be unreasonably withheld, except that no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, LICENSEE.

        16.    ARBITRATION

        16.1    Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

        16.2    Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and BWH within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

        16.3    The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the Massachusetts Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

        16.4    Any arbitration shall be held at Boston, Massachusetts, unless the parties hereto mutually agree in writing to another place.

        17.    NOTICES

        All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

    To BWH:

      Corporate Sponsored Research and Licensing
      The Brigham and Women's Hospital, Inc.
      75 Francis Street
      Boston, MA 021115
      Attention: Director

    To LICENSEE:

      Corgentech Inc.
      Suite 460, 401 Gateway Boulevard
      South San Francisco, California 94080
      Attention: President

        Either party may change its address upon written notice to the other party.

        18.    WAIVER

        None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

        19.    APPLICABLE LAW

        This Agreement shall be governed by the laws of the State of Massachusetts applicable to agreements negotiated, executed and performed wholly within Massachusetts.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BRIGHAM AND WOMEN'S HOSPITAL, INC.
Signature	/s/ BRIAN N. HICKS
Name	Brian N. Hicks
Title	Director Corporate Sponsored Research and Licensing
Date	10/1/03
CORGENTECH INC.
Signature	/s/ JOHN P. MCLAUGHLIN
Name	John P. McLaughlin
Title	CEO
Date	10/1/03

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit A

EXAMPLE ROYALTY AND COMMERCIALIZATION PROGRESS REPORTS

ROYALTY REPORT

1)
COMPANY:

2)
PRODUCT:

3)
LICENSE EFFECTIVE DATE AND AGREEMENT NO.:

4)
REPORTING PERIOD:

5)
UNITS SOLD (breakdown by country of different royalty rates apply):

6)
NET SALES:

7)
ROYALTY RATE:

8)
ROYALTY PAYMENT TO BRIGHAM (list any credits that apply):

COMMERCIALIZATION PROGRESS REPORT

1)
COMPANY:

2)
PRODUCT:

3)
LICENSE EFFECTIVE DATE AND AGREEMENT NO.:

4)
STATUS OF DEVELOPMENT:

5)
DATES AT WHICH CONTRACT MILESTONES ARE EXPECTED TO BE MET:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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  Exhibit 10.9
Exhibit A